UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Pershing Gold Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PERSHING GOLD CORPORATION
1658 Cole Boulevard
Building 6, Suite 210
Lakewood, Colorado 80401
(720) 974-7248

NOTICE OF ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS

To be held December 11, 2014

Dear Pershing Gold Corporation Stockholder:

NOTICE IS HEREBY GIVEN that an Annual and Special Meeting of Stockholders (the “Annual and Special Meeting”) of Pershing Gold Corporation (“Pershing Gold” or the “Company”) will be held on December 11, 2014 at 10:00 a.m., local time, at the offices of Davis Graham & Stubbs LLP located at 1550 Seventeenth Street, Suite 500, Denver, Colorado 80202. The Annual and Special Meeting will be held for the following purposes:

1.	To elect three (3) directors to hold office until their successors are elected and qualified;
2.	To authorize the Board of Directors of Pershing Gold (the “Board of Directors”) to increase the number of shares of common stock authorized to be issued by Pershing Gold to 800,000,000 shares by amending Pershing Gold’s Amended and Restated Articles of Incorporation;
3.	To consider and vote upon a proposal to extend for 12 months the period in which the Board of Directors is authorized to effect a reverse stock split of the outstanding shares of Pershing Gold’s common stock, as approved at the 2013 Annual and Special Meeting of Stockholders of Pershing Gold, and to change the allowable exchange ratio to not less than 1-for-4 and not more than 1-for-25, with the Board of Directors having the discretion to determine (i) whether or not to effect any reverse stock split and (ii) the exact ratio of any reverse split, at a ratio of whole numbers within the above range (“Reverse Split Proposal”); and
4.	In the event the Reverse Split Proposal is approved and the reverse stock split is effected, to reduce the number of shares of common stock authorized to be issued by Pershing Gold to 200,000,000 shares by amending Pershing Gold’s Amended and Restated Articles of Incorporation.

The Board of Directors has fixed the close of business on October 23, 2014 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual and Special Meeting or any adjournments or postponements thereof. This Notice of Annual and Special Meeting of Stockholders and the attached Proxy Statement are first being mailed to Pershing Gold’s stockholders on or about November 12, 2014.

The attached Proxy Statement, proxy card and the Company’s Annual Report to Stockholders (including financial statements) for the fiscal year ended December 31, 2013 are available at http://ir.stockpr.com/pershinggold/sec-filings.

By order of the Board of Directors,

/s/ Mindyjo Germann

Mindyjo Germann
Corporate Secretary

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS, PLEASE SIGN, DATE, AND RETURN YOUR PROXY CARD OR SUBMIT YOUR PROXY AND/OR VOTING INSTRUCTIONS BY TELEPHONE OR THROUGH THE INTERNET SO THAT A QUORUM MAY BE REPRESENTED AT THE MEETING. STOCKHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

i

PERSHING GOLD CORPORATION
1658 Cole Boulevard
Building 6, Suite 210
Lakewood, Colorado 80401
(720) 974-7248

PROXY STATEMENT

ANNUAL AND SPECIAL MEETING OF STOCKHOLDERS

December 11, 2014

This Proxy Statement is furnished to the stockholders of Pershing Gold Corporation (“Pershing Gold,” the “Company,” or “we”) in connection with the solicitation of proxies by the Board of Directors of Pershing Gold (the “Board of Directors”) to be voted at the Annual and Special Meeting of Stockholders (the “Annual and Special Meeting”) on December 11, 2014, or at any postponements or adjournments of the Annual and Special Meeting. Our Annual and Special Meeting is being held for the purposes set forth in the accompanying Notice of Annual and Special Meeting of Stockholders. The Notice of Annual and Special Meeting of Stockholders and this Proxy Statement and proxy card are first being mailed to Pershing Gold’s stockholders on or about November 12, 2014.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on December 11, 2014:

The attached Proxy Statement, proxy card and the Company’s Annual Report to Stockholders (including financial statements) for the fiscal year ended December 31, 2013 are available at http://ir.stockpr.com/pershinggold/sec-filings.

ABOUT THE MEETING

When is the Proxy Statement first being mailed to stockholders?

The Proxy Statement is first being mailed to stockholders on or about November 12, 2014.

Why am I receiving this Proxy Statement and Proxy Card?

You have received these proxy materials because the Board of Directors is soliciting your proxy to vote your common stock and/or Series E preferred stock at the Annual and Special Meeting of Stockholders on December 11, 2014. This Proxy Statement describes matters on which we would like you to vote at our Annual and Special Meeting. It also provides you with information on these matters so that you may make an informed decision.

What is the purpose of the Annual and Special Meeting?

At our Annual and Special Meeting, stockholders will vote on the following four items of business:

1.	To elect three (3) directors to hold office until their successors are elected and qualified;
2.	To authorize the Board of Directors of Pershing Gold (the “Board of Directors”) to increase the number of shares of common stock authorized to be issued by Pershing Gold to 800,000,000 shares by amending Pershing Gold’s Amended and Restated Articles of Incorporation;
3.	To consider and vote upon a proposal to extend for 12 months the period in which the Board of Directors is authorized to effect a reverse stock split of the outstanding shares of Pershing Gold’s common stock, as approved at the 2013 Annual and Special Meeting of the Stockholders of Pershing Gold, and to change the allowable exchange ratio to not less than 1-for-4 and not more than 1-for-25, with the Board of Directors having the discretion to determine (i) whether or not to effect any reverse stock split and (ii) the exact ratio of any reverse split, at a ratio of whole numbers within the above range (“Reverse Split Proposal”); and

4.	In the event the Reverse Split Proposal is approved and the reverse stock split is effected, to reduce the number of shares of common stock authorized to be issued by Pershing Gold to 200,000,000 shares by amending Pershing Gold’s Amended and Restated Articles of Incorporation.

Stockholders will also vote on such other matters as may properly come before the meeting or any postponement or adjournment thereof.

What are the Board of Director’s recommendations?

The Board of Directors recommends that you vote:

•	FOR the election of each of the three (3) nominated directors (see “PROPOSAL NO. 1 — ELECTION OF DIRECTORS”)
•	FOR the amendment to our Amended and Restated Articles of Incorporation to increase the number of authorized shares of our common stock to 800,000,000 (see “PROPOSAL NO. 2 — APPROVAL TO INCREASE NUMBER OF AUTHORIZED SHARES”)
•	FOR the extension of the period for completing a reverse stock split of the outstanding shares of our common stock and to change the allowable exchange ratio to not less than 1-for-4 and not more than 1-for-25 (see “PROPOSAL NO. 3 — APPROVAL TO EFFECT REVERSE STOCK SPLIT OF COMMON STOCK”)
•	FOR the amendment to our Amended and Restated Articles of Incorporation to reduce the number of shares of common stock authorized to be issued by Pershing Gold to 200,000,000 shares in the event that the proposed reverse split is approved and effected (see “PROPOSAL NO. 4 — APPROVAL TO REDUCE NUMBER OF AUTHORIZED SHARES IN CONNECTION WITH THE REVERSE SPLIT”)

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What shares are entitled to vote?

Each share of common stock outstanding on the record date and each share of common stock into which the Series E preferred stock that is outstanding on the record date is convertible is entitled to one vote on each matter. The record date for the meeting is October 23, 2014. Only stockholders of record at the close of business on that date are entitled to vote at the Annual and Special Meeting. As of the record date, there were 351,996,041 shares of common stock outstanding and 9,425 shares of Series E preferred stock outstanding, convertible on that date to 33,324,114 shares of common stock, or a total of 385,320,155 shares eligible to vote. Following an adjustment in the Series E conversion price that occurred on October 20, 2014, each share of Series E preferred stock is convertible into approximately 3,535.714 shares of common stock.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most stockholders hold their shares through a broker or other holder of record rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record.  If your shares are registered directly in your name with our transfer agent, Action Stock Transfer Corp., you are considered, with respect to those shares, to be the stockholder of record, and we have sent the Notice of Annual and Special Meeting of Stockholders directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to the named proxy holder or to vote in person at the meeting. You may vote by proxy by filling out the proxy card included with the materials, by voting online or by calling the number found on the proxy card.

Beneficial Owner.  If your shares are held in a brokerage account, or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name,” and the proxy materials are being forwarded to you by that holder together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote and are also invited to attend the Annual and Special Meeting.

Who may attend the meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. If you are not a stockholder of record but hold shares through a broker, bank or other holder of record (i.e., in street name) and wish to attend the meeting, you will need to provide proof of beneficial ownership on the record date, such as your most recent account statement as of October 23, 2014, a copy of the voting instruction card provided by your broker, bank or other holder of record, or other similar evidence of ownership. Registration and seating will begin at 9:30 a.m., Denver time. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If I am a stockholder of record, how do I vote?

If you are a stockholder of record, you may vote by proxy using the enclosed proxy card or in person at the Annual and Special Meeting. To ensure that your vote is counted, even if you plan to attend the Annual and Special Meeting, we recommend that you submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

To vote your shares of common stock or preferred stock by using the enclosed proxy card, please fill out the proxy card included with the materials or call the toll free number found on the proxy card.

If I am a beneficial owner of share held in street name, how do I vote?

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received from that organization, rather than from Pershing Gold, a proxy card and voting instructions with these proxy materials. You may vote by proxy using the enclosed proxy card or in person at the Annual and Special Meeting. You may vote in person at the meeting only if you obtain a legal proxy from the broker, bank or other holder of record that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual and Special Meeting, we recommend that you submit your proxy or voting instructions prior to the meeting as described below so that your vote will be counted if you later decide not to attend the meeting.

If you do not plan to attend the Annual and Special Meeting, you may vote by submitting voting instructions to your broker, bank or other holder of record. For directions on how to vote, please refer to the instructions included in the Notice of Annual and Special Meeting of Stockholders or, for shares held beneficially in street name, the voting instruction card provided by your broker, bank or other holder of record.

If you do not tell your broker or nominee how to vote your shares, your shares will be counted in determining whether there is a quorum, but the nominee is not permitted to vote your shares except on matters that are determined to be routine. If a proposal is a non-routine matter, a broker or nominee may not vote the shares on the proposal without receiving instructions from the beneficial owner of the shares. None of the matters to be considered at the Annual and Special Meeting are considered to be routine.

May I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change the votes you cast or revoke your proxy at any time before the votes are cast at the meeting by: (1) delivering a written notice of your revocation to our Corporate Secretary at our principal executive office located at 1658 Cole Boulevard, Building 6, Suite 210, Lakewood, CO 80401; (2) executing and delivering a later dated proxy card; or (3) by the Internet or telephone by following the voting instructions provided in the Notice of Annual and Special Meeting of Stockholders. In addition, the powers of the proxy holders to vote your stock will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority (over 50%) of the shares of our common stock outstanding and entitled to vote, including the Series E preferred stock on an as-converted basis, as of the record date will constitute a quorum. There must be a quorum for any action to be taken at the meeting (other than an adjournment or postponement of the meeting). If you properly submit a proxy, even if you abstain from voting, then your shares will be counted for purposes of determining the presence of a quorum. If a broker or bank indicates on a proxy that it lacks discretionary authority as to certain shares to vote on a particular matter, commonly referred to as “broker non-votes,” those shares will still be counted for purposes of determining the presence of a quorum at the meeting.

What vote is required to approve each item?

Election of Directors.  In the election of directors, three (3) candidates will be elected by a plurality of affirmative votes present in person or by proxy at the Annual and Special Meeting and entitled to vote on the election of directors. That is, the three (3) candidates that receive the highest number of affirmative votes will be elected to serve on our Board of Directors. Abstentions and “broker non-votes” count as votes against the proposal.

Increase Number of Authorized Shares of Common Stock.  The amendment to our Amended and Restated Articles of Incorporation to increase the number of shares of common stock authorized to be issued by Pershing Gold to 800,000,000 shares must receive the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of our common stock and Series E preferred stock voting on an as-converted to common stock basis. Abstentions and “broker non-votes” count as votes against the proposal.

Reverse Stock Split.  The extension of the Board of Directors’ authority to effect a reverse stock split of our outstanding common stock must receive the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of our common stock and Series E preferred stock voting on an as-converted to common stock basis. Abstentions and “broker non-votes” count as votes against the proposal.

Reduce Number of Authorized Shares of Common Stock.  The amendment to our Amended and Restated Articles of Incorporation to reduce the number of shares of common stock authorized to be issued by Pershing Gold to 200,000,000 shares in the event that the proposed reverse split is approved and effected must receive the affirmative vote of a majority of the aggregate voting power of the issued and outstanding shares of our common stock and Series E preferred stock voting on an as-converted to common stock basis. Abstentions and “broker non-votes” count as votes against the proposal.

How may I vote on each of the proposals?

In the election of directors, you may vote FOR any one or more, or all, of the nominees, or your vote may be WITHHELD with respect to any one or more, or all, of the nominees.

For the amendment to our Amended and Restated Articles of Incorporation to increase the number of shares of common stock authorized to 800,000,000 shares, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal.

For the extension of the period in which the Board of Directors is authorized to effect a reverse split of our outstanding common stock, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal.

For the amendment to our Amended and Restated Articles of Incorporation to reduce the number of shares of common stock authorized to 200,000,000 shares in the event that the proposed reverse split is approved and effected, you may vote FOR or AGAINST the proposal, or you may indicate that you wish to ABSTAIN from voting on the proposal.

Who will count the proxy votes?

Votes will be tabulated by Alliance Advisors, LLC.

How will voting on any other business be conducted?

We do not expect any matters to be presented for a vote at the meeting other than the matters described in this Proxy Statement. If any matters are properly brought before the meeting, the persons named on the enclosed proxy card will vote on such matters in accordance with their best judgment.

What rights of appraisal or similar rights of dissenters do I have with respect to any matter to be acted upon at the meeting?

Under Nevada law, stockholders of the Company do not have the right to dissent and obtain an appraisal of their shares with respect to the proposed actions described in this Proxy Statement.

Who will bear the cost of this proxy solicitation?

The cost of this proxy solicitation will be borne by Pershing Gold. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone, email, or in person. We will also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees, and we will reimburse banks and brokers for their reasonable out-of-pocket expenses in so doing.

How can I find out the results of the voting at the Annual and Special Meeting?

Preliminary voting results will be announced at the Annual and Special Meeting. Final voting results will be published by the Company in a Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission within the four business days following the Annual and Special Meeting.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Board of Directors unanimously recommends that the Company’s stockholders vote FOR the election of the following three nominees:

Stephen Alfers
Barry Honig
Alex Morrison

The Board of Directors has nominated for election at the Annual and Special Meeting Messrs. Alfers, Honig, and Morrison to serve until the next annual meeting of the Company’s stockholders and until their successors are elected and qualified. Each nominee is currently a director of Pershing Gold and has consented to being named as a nominee.

The following table sets forth the name, residence, age, and current positions of each nominee:

Name and Residence	Age	Position
Stephen Alfers(1) Colorado, USA	68	Director, Chairman of the Board of Directors
Barry Honig Florida, USA	43	Director
Alex Morrison Colorado, USA	51	Director

(1)	Mr. Alfers also serves as our President and Chief Executive Officer.

Information regarding each nominee is set forth below, based upon information furnished to us by the nominee.

Nominees for Election

Stephen Alfers.  Mr. Alfers was appointed as our Chief Executive Officer and Chairman on February 9, 2012. Mr. Alfers was appointed as our President on August 6, 2012. Mr. Alfers served as the President and Chief of U.S. Operations of Franco-Nevada Corporation from 2010 to 2011 and as its Vice President (Legal) from 2007 to 2009. Mr. Alfers served as President of Franco-Nevada US Corporation, the wholly owned subsidiary of Franco-Nevada Corporation, from 2010 to 2011. Mr. Alfers is the founder and since 2007 has been President of Alfers Mining Consulting, which performs consulting services from time to time for mining and exploration companies and investors in these industries. Mr. Alfers served as the President and Chief Executive Officer of NewWest Gold Corporation, a publicly-traded Canadian corporation listed on the Toronto Stock Exchange, from 2006 to 2007. Mr. Alfers also served on the Board of Directors of NewWest Gold

Corporation from 2005 to 2007. Mr. Alfers served as President and Chief Executive Officer of the NewWest Resources Group from 2001 to 2005 and as President and Chief Executive Officer of NewWest Gold Corporation, a privately-held Delaware Corporation, from 2005 to 2006. Mr. Alfers was the founder and managing partner of Alfers & Carver LLC from 1995 to 2001, a boutique natural resources law firm. Mr. Alfers received a J.D. from the University of Virginia, an M.A. in Monetary Policy and Public Finance from the University of Denver and a B.A. in Economics from the University of Denver. Mr. Alfers was chosen to be a director of the Company based on his extensive mining industry and operational experience, and his mining industry legal expertise.

Barry Honig.  Mr. Honig has served as a director of our company since September 29, 2010. Mr. Honig was appointed as our Co-Chairman on September 29, 2010 and served as our Chairman from September 2, 2011 to February 9, 2012. Since January 2004, Mr. Honig has been the President of GRQ Consultants, Inc., and is a private investor and consultant to early stage companies. Mr. Honig’s expertise includes early stage company capital restructuring, debt financing, capital introductions, and mergers and acquisitions. Mr. Honig sits on the board of several private companies. In addition, Mr. Honig has served as director and co-Chairman of Chromadex Corporation since October 2011 and served as director and co-Chairman of InterCLICK, Inc. from August 2007 through December 2011. Mr. Honig was appointed the co-Chairman of Chromadex Corp. on October 14, 2011. Mr. Honig was selected to serve as our director due to his extensive knowledge of the capital markets, his judgment in assessing business strategies and accompanying risks, and his expertise with emerging growth companies.

Alex Morrison.  Mr. Morrison has served as a director of our company since November 19, 2012. Mr. Morrison is a mining executive, chartered accountant and certified public accountant with over 26 years of experience in the mining industry. He currently serves on the boards of Detour Gold Corporation and Taseko Mines Limited. Mr. Morrison has held senior executive positions at a number of mining companies, most recently serving as Vice President and Chief Financial Officer of Franco-Nevada Corporation from 2007 to 2010. From 2002 to 2007, Mr. Morrison held increasingly senior positions at Newmont Mining Corporation, including Vice President, Operations Services and Vice President, Information Technology. Prior to that, Mr. Morrison was Vice President and Chief Financial Officer of NovaGold Resources, Inc. and Vice President and Controller at Homestake Mining Company and held senior financial positions at Phelps Dodge Corporation and Stillwater Mining Company. In addition, periodically between 2007 and the present, Mr. Morrison has performed financial consulting services for mining companies. Mr. Morrison began his career with PricewaterhouseCoopers LLP after obtaining his Bachelor of Arts in Business Administration from Trinity Western University. Mr. Morrison was selected to serve as our director due to his extensive mining resource and business experience and his financial expertise.

PROPOSAL NO. 2 — APPROVAL TO INCREASE NUMBER OF AUTHORIZED SHARES

The Board of Directors unanimously recommends that the Company’s stockholders vote FOR the approval of the proposal to authorize the Board of Directors to amend our Amended and Restated Articles of Incorporation to increase the number of shares of common stock authorized to be issued by the Company to 800,000,000 shares.

General

The Company’s Board of Directors has unanimously adopted a resolution approving, declaring advisable and recommending to stockholders for their approval an amendment to the Company’s Amended and Restated Articles of Incorporation increasing the total number of shares of its authorized common stock from 500,000,000 shares to 800,000,000 shares.

The text of the proposed amendment to the Company’s Amended and Restated Articles of Incorporation is attached as Annex A to this Proxy Statement. The proposed amendment will become effective upon the filing of the amendment with the Nevada Secretary of State.

In the event this Proposal No. 2 is approved by the stockholders, the Company will be authorized to file the amendment with the Nevada Secretary of State, which will effect the increase in the number of authorized shares of common stock to 800,000,000 shares. If the Company’s Board of Directors later determines that the amendment is not in the best interest of the Company, it may at any time until the amendment is filed with the Nevada Secretary of State, by resolution, abandon the proposed amendment without further action by the stockholders. As detailed below under the heading “Currently Issued or Reserved Common Stock,” the number of shares of common stock that were issued and outstanding as of November 7, 2014 was 351,996,041 (plus an additional 103,978,657 reserved for issuance upon the exercise or conversion of options, warrants and convertible securities). The number of shares of common stock that we are currently authorized to issue is 500,000,000. In the event that the stockholders approve Proposal No. 3 and the reverse stock split is effected, and the stockholders approve Proposal No. 4, the number of shares of common stock that we will be authorized to issue will be reduced to 200,000,000 following the completion of the reverse split.

Reason for the Increase of Authorized Shares

The Company’s Board of Directors recommends approval of the proposed amendment so that the Company will have additional authorized but unissued and unreserved shares to permit the pursuit and effectuation of corporate transactions requiring the issuance of common stock in the future. Those transactions may include:

•	the issuance of common stock in connection with the growth and expansion of the Company’s business, including acquisition of mining properties or other companies engaged in the mining business;
•	the issuance of common stock or securities convertible into common stock in connection with financing and recapitalization transactions;
•	the future authorization of additional shares of common stock for issuance under the Company’s equity incentive plans; and
•	the issuance of common stock in connection with other corporate transactions or for other purposes determined by the Board of Directors to be in the best interests of the Company and its stockholders.

The Board of Directors believes that additional authorized shares should be available in the future in order to permit the Company to pursue the various transactions described above and to provide for its growth and financial stability. Many financing and others of the transactions described above arise under circumstances requiring prompt action and do not allow the necessary time to seek stockholder approval to authorize additional shares. The Board of Directors believes that it is very important for it to have the flexibility to be able to act promptly in the best interests of the Company and its stockholders when circumstances such as those described above arise.

The Company may pursue the acquisition from time to time of other mining companies, mining properties or interests in mining properties in the future. In the event the proposed increase in authorized shares of common stock is approved by stockholders, such future acquisitions may be effected for a consideration that includes the issuance of shares of the Company’s common stock, or other securities convertible into the Company’s common stock, in partial or full payment of the purchase price. The Company anticipates that the terms of any acquisitions in which it would issue shares will be determined through direct negotiations with the securities holders or controlling persons of the entities or properties being acquired. Factors taken into account in determining the terms may include cash flow, reserves and mineralized material, earnings power, quality of management, properties, market location and position, and growth potential. The Company has not entered into any agreements nor made any decisions with respect to the issuance of any shares in connection with any future acquisitions. If the Company determines to issue shares of common stock in connection with future acquisitions, the Company will not seek stockholder approval of such issuance unless required by our charter documents, applicable law or the rules of any stock exchange or other market on which our securities may then be listed.

Effect of the Increase of Authorized Shares

The additional shares of common stock will have the same rights as the presently authorized shares of common stock, including the right to cast one vote per share of common stock. Although the authorization of additional shares will not, in itself, have any effect on the rights of any holder of our common stock, the future issuance of additional shares of common stock (other than by way of a stock split or dividend) would have the effect of diluting the voting rights and ownership of the current holders of our common stock and could have the effect of diluting earnings per share and book value per share of existing stockholders.

At present, the Board of Directors has no immediate plans to issue the additional shares of common stock to be authorized by Proposal No. 2. However, it is possible that some of these additional shares could be used in the future for various other purposes without further stockholder approval, except as such approval may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or other market on which our securities may then be listed. These potential purposes may include: raising capital, providing equity incentives to employees, officers or directors, establishing strategic relationships with other companies, and expanding the Company’s business and assets through the acquisition of other businesses or assets.

Risks of Non-Approval

If Proposal No. 2 is not approved, the ability of the Company to raise additional capital or undertake strategic acquisitions may be significantly constrained. As noted above under the heading “General,” the number of shares of common stock that were issued and outstanding as of November 7, 2014 was 351,996,041 (plus an additional 103,978,657 reserved for issuance upon the exercise or conversion of options, warrants and convertible securities), and number of shares of common stock that we are currently authorized to issue is 500,000,000. This leaves the Company with only approximately 44,025,302 shares of unissued, unreserved common stock, representing approximately 9% of the currently authorized shares of common stock. Many transactions which may result in the issuance of the Company’s common stock could require prompt action and may not allow the necessary time to seek stockholder approval to authorize additional shares. Without sufficient authorized common stock available, the Company may not be able to undertake such transactions. In addition, the limited availability of authorized but unissued shares may limit the Company’s ability to grant equity incentive compensation, such as restricted stock, restricted stock units and stock options, even if the Board of Directors determines that such grants are in the best interests of the Company. The Board of Directors has discussed making such grants during 2014, but no formal decisions have been made with respect to any equity incentive grants.

Currently Issued or Reserved Common Stock

The table below sets forth the number of shares of Pershing Gold common stock that will have been issued or reserved for future issuance:

Pershing Gold Corporation
Common Shares Issued or Reserved for Issuance
November 7, 2014

Outstanding Common Stock	351,996,041
Shares Issuable Upon Exercise of Options	32,600,000
Shares Issuable Upon Exercise of Warrants	38,054,543
Shares Issuable Upon Conversion of Series E Preferred Stock	33,324,114
Total Shares Reserved for Issuance	103,978,657
Total Shares of Common Stock Outstanding or Reserved for Issuance	455,974,698

Potential for Anti-Takeover Effect

Although the Board of Directors’ purpose for seeking an increase in the number of authorized shares of our common stock is not intended to discourage or prevent takeover attempts, it should be noted that authorized but unissued shares of common stock, if issued, could be used by incumbent directors to make it more difficult and thereby discourage an attempt to acquire control of the Company even though its stockholders might deem such an acquisition desirable. For example, the shares could be privately placed with purchasers who might support the Board of Directors in opposing a hostile take-over bid. The issuance of the new shares could also be used to dilute the stock ownership and voting power of a third party seeking to remove directors, replace incumbent directors, accomplish certain business transactions or alter or amend provisions of the Company’s Amended and Restated Articles of Incorporation. To the extent that it would impede any such attempts, the issuance of additional shares of common stock following effectiveness of the proposed amendment to the Company’s Amended and Restated Articles of Incorporation could potentially serve to perpetuate the existing management.

PROPOSAL NO. 3 — APPROVAL TO EFFECT REVERSE STOCK SPLIT OF COMMON STOCK

The Board of Directors unanimously recommends that the Company’s stockholders vote FOR the approval of the proposal to extend for 12 months the period in which the Board of Directors is authorized to effect a reverse stock split of the outstanding shares of our common stock and to change the allowable exchange ratio to not less than 1-for-4 and not more than 1-for-25.

General

At the December 16, 2013 Annual and Special Meeting of the Stockholders, stockholders approved a proposal to authorize the Board of Directors to effect a reverse split of all of the Company’s common stock at a ratio of not less than 1-for-2 and not more than 1-for-25, with the exact ratio to be determined by the Board of Directors in its sole discretion. The period of authorization was limited to 12 months from the date of stockholder approval. The reverse split has not been effected, and it is unlikely to be effected prior to expiration of the 12 month authorization period approved by the Company’s stockholders.

The Board of Directors has approved and recommended to the stockholders a proposal to extend for 12 months the period in which the Board of Directors is authorized to effect a reverse stock split of all of our outstanding common stock. In addition, the Board of Directors modified the proposal submitted to the stockholders at the 2013 Annual and Special Meeting to change the low end of the range from “not less than 1-for-2” to “not less than 1-for-4” to ensure that the number of issued and outstanding shares of common stock following the proposed reverse split and the proposed reduction in the number of authorized shares of common stock (see Proposal No. 4) does not exceed the number of authorized shares of common stock following the proposed reduction described in Proposal No. 4. The Board of Directors approved and recommended the extension of the period for completion of the proposed reverse split at a ratio of not less than 1-for-4 and not more than 1-for-25, with the Board of Directors having the discretion as to whether or not the reverse split is to be effected, and with the exact ratio of any reverse split to be set at a whole number within the above range as determined by the Board of Directors in its sole discretion. The proposal provides that the Board of Directors will have sole discretion pursuant to Section 78.390(5) of the Nevada Revised Statutes to elect, at any time before the first anniversary of the date of this meeting, as it determines to be in the best interest of the Company and its stockholders, whether or not to effect the reverse split, and, if so, the number of our shares of common stock between and including 1-for-4 and 1-for-25 that will be combined into one share of our common stock. The Board of Directors believes that this range of reverse split ratios will provide it with the flexibility to implement the reverse stock split in a manner designed to maximize the anticipated benefits for us and our stockholders. In determining whether to implement the reverse split following the receipt of stockholder approval, the Board of Directors may consider, among other things, factors such as:

•	our financial condition and ability to execute our business plans;
•	the historical trading price and trading volume of our common stock;
•	the then prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse split on the trading market for our common stock;
•	our ability to have our shares of common stock listed on a U.S. national securities exchange such as The NASDAQ Stock Market or the NYSE MKT;
•	the anticipated impact of the reverse split on our ability to raise additional financing;
•	which split ratio, within the range described above, would result in the greatest overall reduction in our administrative costs; and
•	prevailing general market and economic conditions.

If approved by stockholders and implemented by the Board of Directors, the Reverse Split will become effective on such date as may be determined by the Board of Directors (the “Effective Date”).

Reasons for the Extension of the Period in which to Complete the Reverse Stock Split

For the reasons detailed below, the Board of Directors believes that the reverse stock split is desirable and in the best interests of the Company and its stockholders. As of the date of this Proxy Statement, the reverse split has not been effected, and it is unlikely that the reverse split would be effected prior to the expiration of the stockholders’ approval obtained at the 2013 Annual and Special Meeting of the Stockholders. The Board of Directors believes that it needs the flexibility to complete the reverse split at a time that fits with the Company’s other business objectives and strategies.

The Board of Directors believes that a reverse stock split could be desirable for two reasons. First, the Board believes that a reverse stock split could improve the marketability and liquidity of our common stock. Second, the Board of Directors believes that a reverse stock split could facilitate the listing of our common stock on a U.S. national securities exchange such as The NASDAQ Stock Market or the NYSE MKT.

The Board of Directors believes that the increased market price of our common stock expected as a result of implementing a reverse split could improve the marketability and liquidity of our stock and will encourage interest and trading in our stock. Theoretically, the number of shares outstanding and the share price should not, by themselves, affect the marketability of our common stock, the type of investor who acquires them, or our reputation in the financial community. However, in practice, this is not necessarily the case, as many investors look upon low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment in such securities. The Board of Directors is aware of the reluctance of many leading brokerage firms to recommend low-priced stocks to their clients. Further, a variety of brokerage house policies and practices tend to discourage individual brokers within brokerage firms from dealing in low-priced stocks. Institutional investors typically are restricted from investing in companies whose stocks trade at less than five dollars per share. Stockbrokers may also be subject to restrictions on their ability to recommend stocks trading at less than five dollars per share because of the general presumption that such securities may be highly speculative. In addition, the structure of trading commissions tends to adversely affect holders of low-priced stocks because the brokerage commission on a sale of such securities generally represents a higher percentage of the sales price than the commission on a relatively higher-priced issue.

If the 12-month extension of the period for completion of the reverse split is approved by stockholders and the reverse split is implemented by the Board of Directors, the reverse split would be intended, in part, to result in a price level for our common stock that would increase investor interest and eliminate the resistance of brokerage firms and institutional investors. On November 7, 2014, the closing bid price for our common stock, as reported by the OTCQB Market, was $0.29 per share. No assurances can be given that the market price for our common stock would increase in the same proportion as the reverse split or, if increased, that such price would be maintained. In addition, no assurances can be given that the reverse split would increase the price of our common stock to a level in excess of the five dollar threshold discussed above or otherwise to a level that is attractive to brokerage houses and institutional investors.

In order to list our common stock on a U.S. national securities exchange such as The NASDAQ Stock Market or NYSE MKT, we must fulfill certain listing requirements. One of the listing standards requires stocks to have a minimum bid price. For example, The NASDAQ Stock Market requires a minimum share price of $4.00 per share and the NYSE MKT requires minimum share prices between $2.00 and $3.00 per share. A reverse stock split should initially result in an increase in the price per share of our common stock and substantially reduce the risk that a U.S. national securities exchange would decline to list our common stock on the basis of failure to meet such exchange’s minimum stock price. No assurances can be given that our application to have our common stock listed on a U.S. national securities exchange will be approved, or that, if our common stock is listed on a U.S. national securities exchange, we will be able to satisfy the maintenance requirements for continued listing.

Effects of the Reverse Split

If the reverse stock split is approved and implemented, the principal effect will be to proportionately decrease the number of outstanding shares of our common stock and to reduce the number of shares of common stock issuable upon conversion of the preferred stock, and exercise of stock options and warrants, based on the reverse stock split ratio selected by the Board of Directors. We are subject to the periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended. Our common stock currently trades on the OTCQB Market. The reverse stock split would not affect the registration of our common stock under the Exchange Act or the quotation of our common stock on the OTCQB Market.

The reverse stock split would be effected simultaneously for all issued and outstanding shares of common stock and the exchange ratio would be the same for all issued and outstanding shares of common stock. The reverse stock split would affect all of our stockholders uniformly and would not affect any stockholder’s percentage ownership interests in the Company, except for negligible amounts resulting from the rounding up of fractional shares. After the reverse stock split, the shares of our common stock would have the same voting rights and rights to dividends and distributions and would be identical in all other respects to our common stock now authorized. The reverse stock split would not affect us continuing to be subject to the periodic reporting requirements of the Exchange Act. The reverse stock split is not intended to be, and would not have the effect of, a “going private transaction” covered by Rule 13e-3 under the Exchange Act.

Proportionate voting rights and other rights and preferences of the holders of our common stock and preferred stock would not be affected by the proposed reverse stock split (except for negligible amounts resulting from the rounding up of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of our common stock immediately prior to the effectiveness of the reverse stock split would generally continue to hold 2% of the voting power of the outstanding shares of our common stock immediately after the reverse stock split. Moreover, the number of stockholders of record would not be affected by the reverse stock split.

If a reverse split is effected, and Proposal No. 4, set forth below, is approved, the Board of Directors will reduce the number of our authorized shares of common stock from 800,000,000 shares if Proposal No. 2 is approved, or from 500,000,000 shares if Proposal No. 2 is not approved, to 200,000,000 shares of common stock. The reduction in the number of Authorized Shares detailed below under Proposal No. 4, may, depending on the ratio at which the Board of Directors elects to conduct the reverse split, allow the Board of Directors to issue a greater number of shares of common stock, or proportionately more common stock, with a greater dilutive effect on existing stockholders, than prior to the reverse split, without further stockholder approval. Further, such increased proportion of unissued authorized shares may be construed to have an anti-takeover effect, as described above under Proposal No. 2 under the heading “Potential for Anti-Takeover Effect,” or may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights of those holding the currently outstanding shares of our common stock. There are no written or oral plans, agreements, arrangements or understandings with respect to the issuance of any such additional common stock.

Board Discretion to Implement or Abandon Reverse Split

The reverse split would only be effected upon a determination by the Board of Directors that the reverse split (with an exchange ratio determined by the Board of Directors as described above) is in the best interest of the Company and its stockholders. Such determination shall be based upon certain factors, including, but not limited to, our ability to meet stock exchange listing requirements, existing and expected marketability and liquidity of our common stock, our financial condition and ability to execute our business plans, and the expense of effecting the reverse split. Notwithstanding approval by the stockholders of the 12-month extension of the period for completion of the reverse split, the Board of Directors may, in its sole discretion, determine not to effect the reverse split. If the Board of Directors fails to implement the reverse split on or prior to the one year anniversary of this meeting, stockholder approval again would be required prior to implementing any reverse stock split.

Effective Date

If the stockholders approve this proposal to extend by 12 months the period for completion of the reverse split, and the Board of Directors decides to effect the reverse split, the reverse split would become effective on the Effective Date designated by the Board of Directors. No amendment to our Amended and Restated Articles of Incorporation is required to effect the reverse split, other than the amendment described under Proposal No. 4, which the Board of Directors may elect to adopt and file simultaneously with effectiveness of the reverse split.

Except as explained below with respect to fractional shares, on the Effective Date, shares of common stock issued and outstanding immediately prior thereto would be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with reverse split ratio determined by the Board of Directors within the limits set forth in this proposal.

Fractional Shares Rounded Up

The reverse stock split would not alter any stockholder’s percentage interest in our Company’s equity, except for negligible amounts resulting from the rounding up of fractional shares. In lieu of any fractional shares to which a stockholder would otherwise be entitled as a result of the reverse stock split (by virtue of holding a number of shares of common stock not evenly divisible by the ratio of the reverse stock split), we would round up any fraction of a share to the next number of whole shares of common stock. No fractional shares of common stock would be issued as a result of the reverse split. The intention of the reverse stock split is not to reduce the number of our stockholders, and therefore we would not pay cash in lieu of fractional shares.

Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of our registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Stockholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-reverse split shares, subject to adjustment for treatment of fractional shares.

Exchange of Stock Certificates

As soon as practicable after the Effective Date of the reverse stock split, stockholders will be notified that the reverse split has been effected. Stockholders holding shares of common stock in certificated form will be sent a transmittal letter by our transfer agent. The letter of transmittal will contain instructions on how a stockholder should surrender his, her or its certificate(s) representing shares of common stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-reverse split shares (the “New Certificates”). No New Certificates will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock that they are entitled as a result of the reverse stock split, subject to the treatment of fractional shares described above. Until surrendered, we will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-reverse split shares to which these stockholders are entitled, subject to the treatment of fractional shares. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s). STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE AND SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

Warrants and Options

All outstanding warrants and options to purchase shares of our common stock would be adjusted as a result of any reverse stock split to help qualify for stock exchange listing, as required by the terms of those securities. In particular, the number of shares issuable upon the exercise of each instrument would be reduced, and the exercise price per share, if applicable, would be increased, in accordance with the terms of each instrument and based on the ratio of the reverse stock split to help qualify for stock exchange listing.

Series E Preferred Stock

The price at which the Series E preferred stock can be converted to common stock would be adjusted as a result of any reverse stock split, as required by the terms of those securities. In particular, the number of shares issuable upon conversion of each Series E preferred stock would be reduced, and the conversion price per share would be increased, in accordance with the terms of the Certificate of Designation of Series E Convertible Preferred Stock and based on the ratio of the reverse stock split.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a discussion of federal income tax consequences to holders of our common stock who receive shares of our common stock as a result of the reverse stock split. The discussion is based on the U.S. Internal Revenue Code of 1986, as amended (“Code”), and laws, regulations, rulings and decisions in effect as of the date of this Proxy Statement, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. No state, local or foreign tax consequences are addressed herein. Moreover, this description does not address the U.S. federal estate and gift tax, Medicare tax on net investment income, alternative minimum tax or other tax consequences of the reverse stock split.

This discussion does not purport to be a complete discussion or analysis of all potential tax consequences that may apply to a stockholder. Also, this discussion does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, passive foreign investment companies, personal holding companies, broker-dealers and tax exempt entities. This discussion also assumes that pre-reverse stock split shares of our common stock were, and the post-reverse stock split shares of our common stock will be, held as a “capital asset,” as defined in Section 1221 of the Code (generally, property held for investment). If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership.

This discussion is not binding on the Internal Revenue Service (“IRS”) or the courts and there can be no assurance that the IRS, or a court in the event of an IRS challenge, will agree with the conclusions stated herein.

Generally applicable tax considerations

For U.S. federal income tax purposes, and except as described below for foreign stockholders, the reverse stock split generally will not result in the recognition of gain or loss by a stockholder who receives solely a reduced number of shares of our common stock as a result of the reverse stock split. If a stockholder does not recognize gain or loss as a result of the reverse stock split, the stockholder’s aggregate adjusted tax basis of the post-reverse stock split shares of our common stock will be the same as the aggregate adjusted tax basis of the pre-reverse stock split shares of our common stock exchanged therefor, and the stockholder’s holding period of the post-reverse stock split shares of our common stock will include the stockholder’s holding period for the pre-reverse stock split shares of our common stock exchanged therefor. A stockholder that holds its pre-reverse stock split shares of our common stock with differing bases or holding periods should consult its tax advisors with regard to identifying the bases or holding periods of the particular post-reverse stock split shares of our common stock received in the reverse stock split.

Special considerations for foreign stockholders

For purposes of this discussion, a foreign stockholder is any stockholder other than: (i) a U.S. citizen or resident, (ii) a U.S. corporation, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 20, 1996, and were treated as domestic trusts on August 19, 1996.

Except as described below, a foreign stockholder will be required to satisfy certain IRS filing requirements in order to avoid the recognition of taxable gain, if any, in connection with the reverse stock split if we are or have been a “United States real property holding corporation,” or “USRPHC,” as defined for U.S. federal income tax purposes at any time during the applicable period. The “applicable period” is the foreign stockholder’s holding period in our stock, or, if shorter, the five-year period that precedes the closing of the reverse stock split. A U.S. corporation is generally a USRPHC if the fair market value of its “U.S. real property interests” equals or exceeds 50% of the fair market value of its real property and trade or business assets. We believe that we have been and currently are a USRPHC.

The IRS filing obligations mentioned above will not apply to a foreign stockholder provided (i) our common stock is regularly traded on an established securities market as determined under applicable U.S. Treasury Regulations (the “regularly traded requirement”), and (ii) the foreign stockholder has owned, directly or by attribution, no more than 5% of our common stock during the applicable period (as defined above). We believe that our common stock currently satisfies the regularly traded requirement, but there can be no assurance that it will satisfy the regularly traded requirement at the time of the reverse stock split.

Any foreign stockholder that is potentially subject to the IRS filing requirements mentioned above should consult with its own U.S. tax advisor concerning how to satisfy such filing requirements, and concerning the consequences of failing to satisfy such requirements.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the matters set forth in this reverse split proposal except to the extent of their ownership of shares of our common stock or securities convertible to or exercisable for our common stock.

No Dissenters’ Rights

Under Nevada law, stockholders of our Company do not have the right to dissent and obtain an appraisal of their shares with respect to the corporate actions described in this Proxy Statement.

PROPOSAL NO. 4 — APPROVAL TO REDUCE NUMBER OF AUTHORIZED SHARES IN CONNECTION WITH THE REVERSE SPLIT

The Board of Directors unanimously recommends that the Company’s stockholders vote FOR the approval of the proposal, in the event the Reverse Split Proposal is approved and the reverse split is effected, to file an amendment to our Amended and Restated Articles of Incorporation to reduce the number of shares of common stock authorized to be issued by the Company to 200,000,000 shares.

In the event the Board of Directors, pursuant to stockholder authority, determines to effect a reverse split, as discussed in Proposal No. 3 above, and this Proposal No. 4 is approved by the stockholders, the Board of Directors will reduce the number of shares of common stock authorized to 200,000,000 shares. The number of shares of common stock that were issued and outstanding as of November 7, 2014 was 351,996,041. The number of shares of common stock that we are currently authorized to issue is 500,000,000, however, if Proposal No. 2 is approved by the stockholders and acted on by the Board of Directors, the number of shares of common stock that we will be authorized to issue will be 800,000,000, prior to the reverse stock split (if approved and effected).

The proposal being submitted to the stockholders provides that, in the event a reverse split is effected, the Board of Directors will reduce the number of our authorized shares of common stock to 200,000,000 shares of common stock by filing an amendment to the Company’s Amended and Restated Articles of Incorporation with the Nevada Secretary of State. The Board of Directors believes that, in the event a reverse split is effected, 200,000,000 authorized shares of common stock will be sufficient to permit the Company to engage in the types of corporate financing, growth and expansion transactions, incentive compensation and other corporate transactions and purposes determined in the future by the Board of Directors to be in the best interests of the Company and its stockholders. The text of the proposed amendment to the Company’s Amended and Restated Articles of Incorporation is attached as Annex B to this Proxy Statement.

Following the reverse split and the reduction in the number of authorized shares, the ratio of authorized common stock to issued and outstanding common stock may, depending on the ratio at which the Board of Directors elects to conduct the reverse split, be higher than that in effect prior to the reverse split. This means that we may, depending on the ratio at which the Board of Directors elects to conduct the reverse split, have authority, without further stockholder approval, to issue a greater number of shares of common stock, or proportionately more common stock, with a greater dilutive effect on existing stockholders than prior to the reverse split. Further, such increased proportion of unissued authorized shares may be construed to have an anti-takeover effect, as described above under Proposal No. 2 under the heading “Potential for Anti-Takeover Effect,” or may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights of the currently outstanding shares of our common stock. There are no written or oral plans, agreements, arrangements or understandings with respect to the issuance of any such additional common stock.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Meetings and Committees of the Board of Directors

During 2013, our Board of Directors held 13 formal meetings. Our Board of Directors has adopted charters for its Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. The Board of Directors is in the process of identifying candidates to serve as independent members of the Board of Directors and as committee members. Until such candidates have been identified and appointed to the committees, all actions of the Audit Committee, the Compensation Committee, and the Corporate Governance and Nominating Committee are taken directly through the Board of Directors. Given our size and the development of our business to date, we believe that the Board of Directors through its meetings can perform all of the duties and responsibilities of such committees. Prior to listing on The NASDAQ Stock Market, the NYSE MKT or another national securities exchange, we will appoint members of these committees.

Board Committees

Audit Committee.  The Board of Directors has approved a charter for the Audit Committee and is in the process of identifying qualified candidates to serve as Directors and as Audit Committee members. The Audit Committee will consist of independent directors, of which at least one director will qualify as a qualified financial expert as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee’s duties will be to recommend to our Board of Directors the engagement of independent auditors, to audit our financial statements and to review our accounting and auditing principles. The Audit Committee will review the scope, timing and fees for the annual audit and the results of audit examinations performed by the internal auditors and independent public accountants, including their recommendations to improve the system of accounting and internal controls. The Audit Committee will at all times be composed exclusively of directors who are, in the opinion of our Board of Directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member and who possess an understanding of financial statements and generally accepted accounting principles.

Compensation Committee.  The Board of Directors has approved a charter for the Compensation Committee and is in the process of identifying qualified candidates to serve as Directors and as Compensation Committee members. The Compensation Committee will review and approve our salary and benefits policies, including compensation of executive officers. The Compensation Committee will also administer our equity incentive plans and recommend and approve grants under such plans. Our Board of Directors — Stephen Alfers, Alex Morrison and Barry Honig — currently participate in the consideration of executive officer and director compensation.

Corporate Governance and Nominating Committee.  The Board of Directors has approved a charter for the Corporate Governance and Nominating Committee (“CGNC”) and is in the process of identifying qualified candidates to serve as Directors and as CGNC members. The CGNC will be responsible for overseeing and evaluating the board’s performance, selecting and evaluating prospective director nominees and reviewing board and board committee compensation. The CGNC will also oversee and provide advice to the board of directors regarding corporate governance policies, practices and procedures. Our Board of Directors — Stephen Alfers, Alex Morrison and Barry Honig — currently consider any director nominees.

Board Leadership Structure and Role in Risk Oversight

Although we have not adopted a formal policy on whether the Chairman and Chief Executive Officer positions should be separate or combined, we have traditionally determined that it is in the best interests of the Company and its stockholders to have these two positions overlap due to the small size of the Company.

Our Board of Directors is primarily responsible for overseeing our risk management processes. The Board of Directors receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The Board of Directors focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the Board of Director’s appetite for risk. While the Board of Directors oversees our company, our company’s management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board of Directors leadership structure supports this approach.

Board Independence

We currently have three directors serving on our Board of Directors: Mr. Alfers, Mr. Honig and Mr. Morrison. We are not listed on a U.S. national securities exchange and, as such, are not subject to any director independence standards. Using the definition of independence set forth in the rules of the NASDAQ Stock Market, one of our directors, Mr. Morrison, would be considered an independent director of the Company.

Stockholder Nominations

We do not currently have specified procedures in place pursuant to which security holders may recommend nominees to the Board of Directors.

Communication with the Board

We have established a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors of Pershing Gold should send an email, write or telephone Mindyjo Germann, Executive Administrator and Corporate Secretary, at:

Pershing Gold Corporation
1658 Cole Boulevard
Building 6, Suite 210
Lakewood, Colorado 80401
Telephone: (720) 974-7248
Facsimile: (720) 974-7249
Email: investors@pershinggold.com

Any such communication must state the type and amount of Pershing Gold securities held by the stockholder and must clearly state that the communication is intended to be shared with the Board of Directors. Ms. Germann will forward any such communication to the members of the Board of Directors.

Director Attendance at the Annual Meeting

All members of the Board of Directors are encouraged, but not required, to attend annual meetings, if any, of stockholders.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2013, we did not maintain a compensation committee of the Board of Directors or other committee performing equivalent functions, and our Board of Directors — Stephen Alfers, Alex Morrison and Barry Honig — participated in deliberations concerning executive officer compensation.

Director or Officer Involvement in Certain Legal Proceedings

Our directors and executive officers have not been involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years.

Code of Ethics

Our Board of Directors has adopted a Code of Ethics and Business Conduct that applies to all of our directors, officers and employees. We will provide a copy of our Code of Ethics and Business Conduct to any person without charge, upon written request to Mindyjo Germann, our Executive Administrator and Corporate Secretary, at:

Pershing Gold Corporation
1658 Cole Boulevard
Building 6, Suite 210
Lakewood, Colorado 80401
Telephone: (720) 974-7248
Facsimile: (720) 974-7249
Email: investors@pershinggold.com

Board Diversity

While we do not have a formal policy on diversity, our Board of Directors considers diversity to include the skill set, background, reputation, type and length of business experience of our Board members as well as a particular nominee’s contributions to that mix. Although there are many other factors, the Board of Directors seeks individuals with experience on public company boards as well as experience in the mining industry and in finance and accounting.

Family Relationships

There are no family relationships among the executive officers and directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who own more than 10% of our common stock to file reports of ownership and changes in ownership of our common stock with the SEC. Based on the information available to us for 2013, we believe that all applicable Section 16(a) filing requirements were met on a timely basis except that Mr. Honig had one late report regarding three transactions that were not reported on a timely basis.

Director Compensation

The following table sets forth with respect to our non-employee directors, compensation information inclusive of equity awards and payments made in the year ended December 31, 2013. All compensation paid to Stephen Alfers, our Chief Executive Officer and Chairman of the Board of Directors is included in the summary compensation table under “Executive Compensation” below.

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Barry Honig	$—		$—		$—	$—	$—	$—	$—
Alex Morrison	$38,000	(1)	$510,000	(2)	—	—	—	—	$548,000

(1)	The fee amount shown is Mr. Morrison’s 2013 annual retainer fee of $25,000 and also includes $1,000 for attendance at each of 13 Board of Director’s Meetings in 2013.
(2)	Amount represents grant date fair market value calculated pursuant to FASB ASC 718 of 1,000,000 shares of restricted stock granted on February 12, 2013, vesting ratably on the first three anniversaries of the grant date. See footnote (3) to the Summary Compensation Table below for additional information regarding this calculation.

On June 18, 2012, we issued options to purchase 1,000,000 shares of common stock at an exercise price of $0.34 per share to Mr. Honig, which vested in full upon issuance. Additionally, on June 18, 2012, we issued a restricted stock grant of 3,000,000 shares of common stock to Mr. Honig, which vest in three equal annual installments on the first three anniversaries of the grant date, subject to acceleration under certain events, including a change of control.

Our directors who are also our employees receive no fees for board service. Currently, Mr. Alfers is the only director who is also an employee. Commencing in 2014, the compensation for all non-employee directors includes a $25,000 annual cash retainer and a $1,000 cash fee for attendance at each Board meeting. Non-employee directors will also receive annual grants of restricted stock units, vesting on the first anniversary of the grant date, and equal in value when granted to $50,000. For each vested unit the non-employee director will be entitled to receive one unrestricted share of common stock upon termination of the director’s service on our board of directors. Our directors are also eligible to receive other equity awards, including stock options, under our equity incentive plans.

When the Board establishes and staffs standing committees, directors will receive a $1,000 cash fee for attendance at all committee meetings, and the chairs of the Audit, Compensation and Governance and Nominating Committee will receive annual cash retainers of $15,000, $10,000 and $7,500 respectively.

EXECUTIVE OFFICERS

Executive Officers of Pershing Gold

Name	Age	Position
Stephen Alfers	68	Chief Executive Officer, President and Chairman
Timothy Janke	62	Chief Operating Officer
Debra Struhsacker	61	Senior Vice President
Eric Alexander	48	Vice President of Finance and Controller

Stephen Alfers.   Mr. Alfers was appointed as our Chief Executive Officer and Chairman on February 9, 2012. Mr. Alfers was appointed as our President on August 6, 2012. Mr. Alfers served as the President and Chief of U.S. Operations of Franco-Nevada Corporation from 2010 to 2011 and its Vice President (Legal) from 2007 to 2009. Mr. Alfers served as President of Franco-Nevada US Corporation, the wholly owned subsidiary of Franco-Nevada Corporation, from 2010 to 2011. Mr. Alfers is the founder and has been President of Alfers Mining Consulting since 2007, which performs consulting services from time to time for mining and exploration companies and investors in these industries. Mr. Alfers served as the President and Chief Executive Officer of NewWest Gold Corporation, a publicly-traded Canadian corporation listed on the Toronto Stock Exchange, from 2006 to 2007. Mr. Alfers also served on the Board of Directors of NewWest Gold Corporation from 2005 to 2007. Mr. Alfers served as President and Chief Executive Officer of the NewWest Resources Group from 2001 to 2005 and as President and Chief Executive Officer of NewWest Gold Corporation, a privately-held Delaware Corporation, from 2005 to 2006. Mr. Alfers was the founder and managing partner of Alfers & Carver LLC from 1995 to 2001, a boutique natural resources law firm. Mr. Alfers received a J.D. from the University of Virginia, an M.A. in Monetary Policy and Public Finance from the University of Denver and a B.A. in Economics from the University of Denver. Mr. Alfers was chosen to be a director of the Company based on his extensive mining industry and operational experience, and his mining industry legal expertise.

Timothy Janke.  Mr. Janke was appointed Chief Operating Officer in August 2014. Since November 2010, Mr. Janke has been the president of his own consulting business providing mine operating and evaluation services to several mining companies. Beginning in July 2012, he provided consulting services at the Relief Canyon Project advising the Company on mine start-up plans and related activities. From June 2010 to August 2014, Mr. Janke served as Vice President and Chief Operating Officer of Renaissance Gold, Inc. and its predecessor Auex Ventures, Inc. He was General Manager – Projects for Goldcorp Inc. and its predecessor Glamis Gold, Inc. from July 2009 to July 2010, Vice President and General Manager of the Marigold Mine from February 2006 to June 2009, and its Manager of Technical Services from September 2004 to January 2006. Mr. Janke has over 39 years of engineering and operational experience in the mining industry. He has a B.Sc. in Mining Engineering from the Mackay School of Mines.

Debra Struhsacker.  Ms. Struhsacker was appointed Corporate Vice President in September 2013, and was promoted to Senior Vice President in September 2014. From June 2006 until joining the Company, Ms. Struhsacker was the principal of her own consulting business, providing management and coordination of environmental permitting strategies and execution and other environmental, regulatory, governmental and community relations issues to mining companies. She has provided consulting services to the Company at the Relief Canyon Project since 2011. She served as Vice President, U.S. Governmental and Regulatory Affairs for Kinross Gold USA, Inc., a subsidiary of Kinross Gold Corporation, from July 2003 to May 2006, and was engaged in her own consulting business from April 1991 until June 2003. Ms. Struhsacker has over 25 years of experience in hardrock mining and environmental issues, including related public policy issues, permitting and reclamation. She has a B.A. in Geology and French from Wellesley College and a M.S. in Geology from the University of Montana. Ms. Struhsacker is a certified professional geologist (Wyoming and American Institute of Professional Geologists) and a certified environmental manager (Nevada).

Eric Alexander.  Mr. Alexander was appointed Vice President of Finance and Controller in September 2012, and was appointed as the Company’s principal financial officer and principal accounting officer on November 19, 2012. Prior to the joining the Company, Mr. Alexander was the Corporate Controller for Sunshine Silver Mines Corporation, a privately held mining company with exploration and pre-development properties in Idaho and Mexico, from March 2011 to August 2012. He was a consultant to

Hein & Associates LLP from August 2012 to September 2012 and a Manager with Hein & Associates LLP from July 2010 to March 2011. He served from July 2007 to May 2010 as the Corporate Controller for Golden Minerals Company (and its predecessor, Apex Silver Mines Limited), a publicly traded mining company with operations and exploration activities in South America and Mexico. He has over 23 years of corporate, operational and business experience, and eight years of mining industry experience. In addition to working in the industry he also held the position of Senior Manager with the public accounting firm KPMG LLP, focusing on mining and energy clients. Mr. Alexander has a B.S. in Business Administration (concentrations in Accounting and Finance) from the State University of New York at Buffalo and is also a licensed CPA.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the overall compensation earned over each of the past two fiscal years ended December 31, 2013 by each of our named executive officers. The value attributable to any Option Awards and Stock Awards reflects the grant date fair values of stock awards calculated in accordance with FASB Accounting Standards Codification Topic 718.

Name and Principal Position(1)	Year	Salary ($)	Bonus ($)	Option Awards ($)(2)	Stock Awards ($)(3)	All Other Compensation ($)		Total ($)
Stephen Alfers(4) Chief Executive Officer, President and Chairman	2013	275,000	350,000	—	—	—		625,000
	2012	229,163	250,000	5,920,500	7,580,000	500,000		14,479,663
Eric Alexander(5) Vice President of Finance and Controller	2013	175,000	60,000	—	580,000	—		815,000
	2012	47,115	—	—	70,920	—		118,035
Debra Struhsacker(6) Corporate Vice President	2013	54,760	100,000	—	35,000	515,238	(6)	704,998
	2012	—	—	—	—	—		—

(1)	Timothy Janke was appointed as the Company’s Chief Operating Officer in August 2014. Mr. Janke received no compensation from the Company as an executive officer in fiscal year 2013 or 2012 but did receive $78,075 in consulting fees during fiscal year 2013 and $24,920 in consulting fees during fiscal year 2012.
(2)	Reflects the grant date fair values of stock awards calculated in accordance with FASB ASC Topic 718 except that the amount shown assumes no forfeitures. For information regarding assumptions used to compute grant date fair market value with respect to the option grants, see Note 11 to the Company’s Audited Consolidated Financial Statements included in the Company’s annual report on Form 10-K. The actual value realized by each officer with respect to option awards will depend on the difference between the market value of our common stock on the date the option is exercised and the exercise price.
(3)	Reflects the grant date fair market value of the Company’s common stock on the date of grant, in accordance with FASB 718. For information regarding the assumptions used to compute grant date fair market value, see Note 11 to the Company’s Audited Consolidated Financial Statements included in the Company’s annual report on Form 10-K. Amounts shown for 2012 reflect restricted stock grants made on February 9, June 18 and November 21, 2012. Amounts shown for 2013 reflect restricted stock grants made on February 12 and December 16, 2013.
(4)	Mr. Alfers was appointed Chief Executive Officer and Chairman on February 9, 2012 and President on March 6, 2012. Accordingly, for fiscal year 2012, Mr. Alfers’ salary amount is a pro-rated portion of his 2012 annual salary of $250,000.
(5)	Mr. Alexander was appointed Vice President of Finance and Controller in September 2012, and was appointed as the Company’s principal financial officer and principal accounting officer on November 19, 2012. Accordingly, for fiscal year 2012, Mr. Alexander’s salary amount is a pro-rated portion of his 2012 annual salary of $175,000 from Mr. Alexander’s start date on September 24, 2012.

(6)	Ms. Struhsacker was appointed Corporate Vice President on September 23, 2013. Accordingly, for fiscal year 2013, Ms. Struhsacker’s salary amount is a pro-rated portion of her 2013 annual salary of $200,000 from Ms. Struhsacker’s start date on September 23, 2013. All other Compensation include amounts paid to Ms. Struhsacker in 2013 prior to her appointment as Corporate Vice President comprised of $132,738 in consulting fees and $382,500 grant date fair market value of 750,000, shares of restricted common stock granted on February 12, 2013.

Agreements with Executive Officers

Stephen Alfers

We entered into an employment agreement with Stephen Alfers on February 9, 2012 which was amended on February 8, 2013 and December 23, 2013, pursuant to which Mr. Alfers shall serve as our Chief Executive Officer until December 31, 2015, subject to renewal. Pursuant to the terms of his employment agreement, Mr. Alfers is entitled to a base salary of $250,000 per year and was issued (i) 12,000,000 shares of the Company’s restricted common stock and (ii) an option to purchase 10,000,000 shares of the Company’s common stock with a term of ten years and an exercise price of $0.49 per share. The 12,000,000 shares of the Company’s restricted common stock vest as follows: 6,000,000 shares on December 26, 2013; 3,000,000 shares on February 9, 2014; and 3,000,000 shares on February 9, 2015. Vesting accelerates upon certain events, including a change in control of the Company, as described below.

Under Mr. Alfers’ employment agreement, he is entitled to receive an annual bonus if the Company meets or exceeds certain criteria adopted by the Board of Directors. The “Target Bonus” for Mr. Alfers equals 100% of his annualized base salary for that year if target levels of performance for that year are achieved, with greater or lesser amounts paid for performance above and below the target. Certain amounts payable to Mr. Alfers as compensation are subject to claw-back rights in the event of restatements of our financial information for a period of three years after termination.

Upon Mr. Alfers’ termination without Cause (as defined in the employment agreement), within six months prior to or 24 months following a Change in Control (a “Change in Control Period”) or upon Mr. Alfers’ Resignation for Good Reason (as defined in the employment agreement) during a Change in Control Period, we are required to pay to Mr. Alfers (in addition to any Accrued Obligations as defined in the employment agreement), a lump sum in an amount equal to three times the sum of (i) Mr. Alfers’ then in effect base salary plus (ii) Mr. Alfers’ Target Bonus (as defined in the employment agreement) for the year in which the Change in Control occurs. Additionally, any unvested equity awards that were granted prior to the Change in Control, including the awards described herein, fully and immediately vest on the Change in Control.

Upon Mr. Alfers’ termination without Cause or upon Mr. Alfers’ Resignation for Good Reason in the absence of a Change in Control (as such terms are defined in the employment agreement), we are required to pay to Mr. Alfers (in addition to any Accrued Obligations as defined in the employment agreement), a lump sum in an amount equal to two times the sum of (i) Mr. Alfers’ base salary then in effect plus (ii) the average of Mr. Alfers’ bonuses payable with respect to the two prior fiscal years. Additionally, the initial 12 million share restricted stock grant would fully and immediately vest. All other unvested equity grants would be forfeited as of the date of termination, and any vested equity awards are treated as specified in the applicable equity plan and award agreement.

Eric Alexander

We entered into a revised offer letter with Mr. Alexander on November 21, 2012, amended on February 8, 2013, pursuant to which Mr. Alexander is entitled to an annual base salary of $175,000. In addition, in connection with his appointment as Principal Financial Officer and Principal Accounting Officer, the Company granted Mr. Alexander 200,000 shares of the Company’s restricted stock. The 200,000 shares of restricted stock were granted in two separate awards: (i) 44,300 shares of restricted stock were granted to Mr. Alexander pursuant to the Company’s 2012 Equity Incentive Plan and (ii) 155,700 shares of restricted stock were granted to Mr. Alexander pursuant to an individual equity incentive plan, but subject to the same terms of the Company’s 2012 Equity Incentive Plan. The 200,000 shares of restricted stock vest ratably on the first three anniversaries of the grant date, subject to acceleration under certain events, including a change of control.

In connection with the offer letter we entered into with Eric Alexander, we also entered into a severance compensation agreement with Mr. Alexander on November 21, 2012. Upon a Qualifying Termination (as defined in the severance compensation agreement) occurring on or within twelve months following a Change of Control (as defined in severance compensation agreement), we are required to pay Mr. Alexander a lump-sum severance payment equal to one and a half times the sum of (i) Mr. Alexander’s base salary, plus (ii) the greater of Mr. Alexander’s Annual Bonus Amount or Mr. Alexander’s Assumed Bonus Amount (both as defined in the severance compensation agreement).

Debra Struhsacker

We entered into an offer letter with Ms. Struhsacker on September 23, 2013 pursuant to which Ms. Struhsacker serves as the Company’s Corporate Vice President and is entitled to an annual base salary of $200,000.

In connection with the offer letter we entered into with Ms. Struhsacker, we also entered into a severance compensation agreement with Ms. Struhsacker on September 23, 2013. Upon a Qualifying Termination (as defined in the severance compensation agreement) occurring on or within twelve months following a Change of Control (as defined in severance compensation agreement), we are required to pay Ms. Struhsacker a lump-sum severance payment equal to one and a half times the sum of (i) Ms. Struhsacker’s base salary, plus (ii) the greater of Ms. Struhsacker’s Annual Bonus Amount or Ms. Struhsacker’s Assumed Bonus Amount (both as defined in the severance compensation agreement).

Indemnification Agreements

In 2013, the Company entered into indemnification agreements with our directors and executive officers providing for indemnification against all expenses, judgments, fines and amounts paid in settlement incurred by such indemnitee in connection with any threatened, pending or completed action, suit, alternative dispute resolution mechanism or proceeding to which indemnitee was or is a party or is threatened to be made a party by reason of the fact that indemnitee is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another enterprise, to the fullest extent permitted by Nevada law. The indemnification agreements also provide for the advancement of expenses (including attorneys’ fees) incurred by the indemnitee in connection with any action, suit, alternative dispute resolution mechanism or proceeding (subject to the terms and conditions set forth therein). The indemnification agreements contain certain exclusions, including proceedings initiated by the indemnitee unless such advancement is specifically approved by a majority of our disinterested directors. The Company expects that it will enter into similar indemnification agreements with any new directors and executive officers.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on the holdings of equity awards of our named executive officers at December 31, 2013. This table includes unexercised and unvested options and equity awards. Vesting schedules are subject to acceleration or forfeiture in certain circumstances, including a change of control.

Option awards							Stock awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable		Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Stephen Alfers	10,000,000	—		—	$0.49	2/9/22	—	—	9,333,500	(2)	$3,173,390
	5,000,000	—		—	$0.34	6/18/22	—	—	—		—
Eric Alexander	—	—		—	—	—	—	—	1,333,320	(3)	$453,329
Debra Struhsacker	300,000	100,000	(4)	—	$0.45	3/6/22	—	—	816,660	(5)	$277,664
	300,000	100,000	(4)	—	$0.34	6/18/22	—	—	—		—

(1)	The market value of stock awards is calculated at $0.34 per share, the closing price of our common stock December 31, 2013.
(2)	Includes 3,000,000 shares which vested on February 9, 2014 but were unvested as of December 31, 2013; 1,666,500 shares vesting on June 18, 2014; 3,000,000 shares vesting on February 9, 2015; and 1,667,000 shares vesting on June 18, 2015.
(3)	Includes 333,334 shares which vested on February 12, 2014 but were unvested as of December 31, 2013; 66,660 shares which vested on March 14, 2014 but were unvested as of December 31, 2013; 66,660 shares vesting on November 30, 2014; 333,333 shares vesting on February 12, 2015; 66,680 shares vesting on November 30, 2015; 66,660 shares vesting on December 16, 2015; 333,333 shares vesting on February 12, 2016; and 66,660 shares vesting on December 16, 2016.
(4)	Options vest on December 31, 2014.
(5)	Includes 250,000 shares which vested on February 12, 2014 but were unvested as of December 31, 2013; 250,000 shares vesting on February 12, 2015; 33,330 shares vesting on December 16, 2015; 250,000 shares on February 12, 2016; and 33,330 shares vesting on December 16, 2016.

Company Equity Incentive Plans

Our Board of Directors and stockholders have adopted three equity incentive plans: (i) the 2010 Equity Incentive Plan, adopted September 29, 2010, pursuant to which 2,800,000 shares of our common stock were reserved for issuance as awards, and as of November 7, 2014, 650,000 shares remain available for issuance; (ii) the 2012 Equity Incentive Plan, adopted February 9, 2012, pursuant to which 40,000,000 shares of our common stock were reserved for issuance as awards, and as of November 7, 2014, 500,000 shares remain available for issuance; and (iii) the 2013 Equity Incentive Plan, adopted February 12, 2013, pursuant to which 40,000,000 shares of our common stock were reserved for issuance as awards, and as of November 7, 2014, 31,424,266 shares remain available for issuance.

The purpose of the 2010 and 2012 Equity Incentive Plans is to provide an incentive to attract and retain directors, officers, consultants, advisors and employees whose services are considered valuable, to encourage a sense of proprietorship and to stimulate an active interest of such persons in our development and financial success. The purpose of the 2013 Equity Incentive Plan is to promote the success of the Company and to increase stockholder value by providing an additional means through the grant of awards to attract, motivate, retain and reward selected employees and other eligible persons.

The Equity Incentive Plans provide for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, stock appreciation rights and other types of stock-based awards to our employees, officers, directors and consultants. The Equity Incentive Plans are administered by either our Board of Directors or a committee appointed by the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our voting securities as of November 7, 2014 by:

•	each person known by us to beneficially own more than 5.0% of any class of our voting securities;
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.

The percentages of common stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or dispositive power, which includes the power to dispose of or to direct the disposition of the security. Except as indicated in the footnotes to this table, each beneficial owner named in the table below has sole voting and sole investment power with respect to all shares beneficially owned.

As of November 7, 2014, we had 351,996,041 shares outstanding.

	Common Stock(1)
Name of Beneficial Owner(2)	Shares Beneficially Owned		Percent of Class
5% Owners
Frost Gamma Investments Trust	53,948,997	(3)	15.32%
Levon Resources Ltd.	35,178,572	(4)	9.99%
Executive Officers and Directors
Stephen Alfers	28,742,712	(5)	7.82%
Timothy Janke	600,000	(6)	*%
Eric Alexander	1,238,522	(7)	*%
Debra Struhsacker	1,559,557		*%
Barry Honig	109,835,745	(9)(10)	27.42%
Alex Morrison	1,000,000	(11)	*%
Executive Officers and Directors as a Group (Six persons)	142,976,536		34.30%

*	Less than one percent (1.0%).
(1)	Shares of common stock beneficially owned and the respective percentages of beneficial ownership of common stock includes for each person or entity shares issuable on the exercise of all options and warrants and the conversion of other convertible securities beneficially owned by such person or entity that are currently exercisable or will become exercisable or convertible within 60 days following November 7, 2014. Such shares, however, are not included for the purpose of computing the percentage ownership of any other person.
(2)	The address of these persons, unless otherwise noted, is c/o Pershing Gold Corporation, 1658 Cole Blvd., Bldg. 6, Suite 210, Lakewood, CO 80401.
(3)	The address of Frost Gamma Investments Trust is 4400 Biscayne Blvd., Miami, FL 33137. Dr. Philip Frost is the trustee of Frost Gamma Investments Trust and, in such capacity, has voting and dispositive power over the securities held for the account of Frost Gamma Investments Trust. This information is based upon a Form 4 which was filed with the SEC on July 31, 2014. It includes 53,772,527 shares of common stock and 176,470 shares of common stock issuable upon exercise of warrants.
(4)	The address of Levon Resources Ltd. is Suite 900, 570 Granville St., Vancouver, British Columbia, Canada V6C 3P1.
(5)	Includes (i) 6,935,640 restricted shares that are fully vested, (ii) 6,333,500 shares of restricted stock which has not vested but over which Mr. Alfers holds voting power, (iii) options to purchase 10,000,000 shares of common stock with an exercise price of $0.49 per share, which are fully vested, (iv) options to purchase 5,000,000 shares of common stock with an exercise price of $0.35 per share, which are fully vested, (v) 100 shares of Series E Preferred Stock, which are convertible into 353,572 shares of common stock, and (vi) 120,000 shares of common stock issuable upon exercise of warrants received in connection with the issuance of the Series E Convertible Preferred Stock.
(6)	Includes (i) 100,000 restricted shares that are fully vested and (ii) 500,000 restricted shares of common stock that have not yet vested but over which Mr. Janke holds voting power.
(7)	Includes (i) 305,196 unrestricted shares of common stock and (ii) 933,326 restricted shares which have not vested but over which Mr. Alexander exercises voting power.
(8)	Includes (i) 600,000 shares of common stock issuable upon exercise of outstanding stock options, which are 100% vested, (ii) 200,000 shares of common stock issuable upon exercise of outstanding stock options that will vest within 60 days of November 7, 2014; (iii) 566,660 restricted shares of common stock which have not vested but over which Ms. Struhsacker exercises voting power; and (iv) 192,897 unrestricted shares of common stock.

(9)	Includes:
(i)	19,267,964 shares of common stock, 2,000,000 shares of restricted common stock which are 100% vested, 1,000,000 shares of restricted stock which has not vested but over which Mr. Honig exercises voting power, options to purchase 13,400,000 shares of common stock, which are fully vested, 652 shares of Series E Preferred Stock, which are convertible into 2,305,286 shares of common stock, and 782,400 shares of common stock issuable upon exercise of warrants received in connection with the issuance of the Series E Convertible Preferred Stock, and 411,764 shares of common stock issuable upon exercise of warrants received on July 30, 2014, all of which are held directly by Mr. Honig;
(ii)	25,770,064 shares of common stock, 3,725 shares of Series E Preferred Stock, which are convertible into 13,170,536 shares of common stock, 4,999,637 shares of common stock issuable upon exercise of warrants (3,636,000 of which were received in connection with the issuance of the Series E Convertible Preferred Stock), and 1,470,588 shares of common stock issuable upon exercise of warrants received on July 2, 2014, all of which are held by GRQ Consultants, Inc. 401K (“GRQ 401K”);
(iii)	993,908 shares of common stock held by GRQ Consultants, Inc. (“GRQ Consultants”);
(iv)	11,672,301 shares of common stock, 2,070 share of Series E Preferred Stock, which are convertible into 7,318,929 shares of common stock, 1,726,800 shares of common stock issuable upon exercise of warrants received in connection with the issuance of the Series E Convertible Preferred Stock, and 294,118 shares of common stock issuable upon exercise of warrants received on July 2, 2014, all of which are held by GRQ Consultants, Inc. Roth 401K FBO Barry Honig (“GRQ Roth 401K”); and
(v)	500,000 shares of common stock, 581 shares of Series E Preferred Stock, which are convertible into 2,054,250 shares of common stock, and 697,200 shares of common stock issuable upon exercise of warrants received in connection with the issuance of the Series E Convertible Preferred Stock, all of which are held by GRQ Consultants, Inc. Defined Benefit Plan (“GRQ Defined”).
(vi)	Mr. Honig is the trustee of GRQ 401K, GRQ Roth 401K and GRQ Defined and President of GRQ Consultants, and, in such capacities, has voting and dispositive power over the securities held by GRQ 401K, GRQ 401K, GRQ Defined and GRQ Consultants.
(10)	Excludes 1,628,000 shares of common stock held by ALAN S HONIG C/F HARRISON JAMES HONIG UTMA FL, 400,000 shares of common stock held by ALAN S HONIG C/F RYAN HONIG UTMA FL, 400,000 shares of commons stock held by ALAN HONIG C/F CAMERON HONIG UTMA FL, 400,000 shares of common stock held by ALAN S HONIG C/F JACOB HONIG UTMA FL, and 505 shares of Series E Preferred Stock held by Four Kids Investment Fund LLC, all of which Mr. Honig’s father, as custodian, has voting and dispositive power over shares held by such accounts. Mr. Honig exercises no investment or voting power and disclaims beneficial ownership of the shares owned by accounts for which his father is custodian.
(11)	Represents (i) 333,334 shares of common stock and (ii) 666,666 shares of restricted stock which have not vested but over which Mr. Morrison exercises voting power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of Related Person Transactions

We do not have a formal written policy for the review and approval of transactions with related parties. Our Board of Directors is responsible for reviewing and approving or ratifying related-persons transactions. We annually require each of our directors and executive officers to complete a directors’ or officers’ questionnaire, respectively, that elicits information about related party transactions. Our Board of Directors and legal counsel annually review all transactions and relationships disclosed in the directors’ and officers’ questionnaires, and the Board of Directors makes a formal determination regarding each director’s independence. If the transaction were to present a conflict of interest, the Board of Directors would determine the appropriate response.

Related Person Transactions

We have entered into agreements and arrangements with our executive officers and directors that are more fully described above under “Executive Compensation — Agreements with Executive Officers”, “Executive Compensation — Indemnification Agreements”, and “Director Compensation”.

Transactions with Levon Resources

On October 15, 2014, the Company entered into a Share Purchase Agreement and a Subscription Agreement with Levon Resources Ltd. (“Levon Resources”). The Share Purchase Agreements and Subscription Agreements provided for the sale to Levon Resources of 35,178,572 shares of the Company’s common stock for $0.28 per share, or $9,850,000 in the aggregate. The transaction was completed and the shares issued on October 20, 2014. Immediately following the sale, Levon Resources beneficially owned approximately 9.9% of our outstanding common stock.

Transactions with Frost Gamma

On February 23, 2012, we issued 600,000 shares of our Series D Convertible Preferred Stock and warrants to purchase an aggregate of 5,250,000 shares of our common stock at an exercise price of $0.40 per share for an aggregate purchase price of $600,000 to Frost Gamma Investments Trust (“Frost Gamma”).

On March 29, 2012, Frost Gamma exercised certain warrants on a cashless basis and received 2,967,143 shares of our common stock (using a VWAP (as defined in such warrants) of $0.919 for this calculation) sixty one (61) days from the date of exercise.

On March 30, 2012, Frost Gamma fully converted certain indebtedness in the then current principal amount of $4,515,604 and accrued and unpaid interest thereon and received 4,546,345 shares of our Series D Convertible Preferred Stock. The conversion price was at $1.00 per share (the stated value of the Series D Convertible Preferred Stock). As an inducement to fully convert such indebtedness, Frost Gamma also received an additional 940,623 shares of our Series D Convertible Preferred Stock.

On June 19, 2012, we entered into a Conversion Agreement with Frost Gamma whereby Frost Gamma agreed to convert 3,284,396 shares of our Series C Preferred Stock (representing 100% of our Series C Preferred Stock outstanding) into 10,263,738 shares of common stock and 6,086,968 shares of Series D Preferred Stock (representing 100% of our issued and outstanding Series D Preferred Stock) into 19,021,775 shares of common stock. In connection with, and as further consideration for, the foregoing conversion, we issued Frost Gamma an additional 3,000,000 shares of common stock.

On July 23, 2014, the Company entered into a Unit Purchase Agreement and a Subscription Agreement with Frost Gamma. The Unit Purchase Agreement and Subscription Agreement provided for the sale to Frost Gamma of 441,177 units of commons stock and warrants, with each unit consisting of one share of common stock and a warrant to purchase 0.4 shares of common stock, having an exercise price of $0.45, at a purchase price of $0.34 per unit. The transaction was completed and the shares and warrants issued on July 30, 2014.

Transactions or Relationships with or involving Mr. Honig

As of December 31, 2012, Continental Resources Group, Inc. owned 76,095,215 shares, or approximately 28.58% of our common stock. From time to time since August 2011, we advanced an aggregate of $350,000 to Continental for its operating expenses. As of the date hereof, Continental has been liquidated and approximately $518,000 of this debt remains outstanding. Mr. Honig, a member of our Board of Directors, was the largest shareholder of Continental and beneficially owned 12,194,236 shares, or 12.8%, of Continental prior to its liquidation in March 2013. In addition, 3,535,000 shares of Continental were owned by various Uniform Transfer to Minor Act accounts for which Mr. Honig’s father is custodian. Mr. Honig exercised no investment or voting power and disclaimed beneficial ownership of the shares owned in the name of his father or by accounts for which his father is custodian. Although Mr. Honig disclaimed beneficial ownership of such shares, if aggregated, the percent of class represented by the aggregate amount beneficially owned and the excluded shares would have totaled 16.69% of Continental Resources Group, Inc.’s issued and outstanding shares.

In October 2012, the Company entered into an Assignment of Rights and Assumption of Obligation Agreement with Mr. Honig whereby the Company assigned and transferred the rights arising under the Separation Agreement and General Release executed on March 28, 2011 and Agreement for Payment of Future Proceeds executed in April 2011 (collectively the “Separation Agreements”). The Separation Agreements were executed in connection with debts and obligations owed by Gregory Cohen, the former President of the Company. In consideration for the assumption by Mr. Honig of all obligations owned by the Company under the Separation Agreements, Mr. Honig reduced the Company’s outstanding principal note due to him by $33,500. The Company’s outstanding principal note due to Mr. Honig has since been exchanged for 652 shares of Series E preferred stock and warrants to purchase 782,400 shares of common stock in August 2013, as discussed below.

On December 3, 2012, we sold 3,409,091 shares of common stock and warrants to purchase 1,363,637 shares of common stock to Mr. Honig in a private placement, for a purchase price of $1,124,999.91. The warrants are exercisable immediately at an exercise price of $0.50 per share and will expire on December 7, 2015, subject to acceleration in certain events including a change in control.

In August 2013, we sold 5,050 shares of Series E preferred stock and warrants to purchase 6,060,000 shares of common stock to Mr. Honig in a private placement for a purchase price of $4,999,500. We also exchanged with Mr. Honig 652 shares of Series E preferred stock and warrants to purchase 782,400 shares of common stock for the outstanding principal and accrued interest of approximately $646,000 owed by us to Mr. Honig pursuant to the Credit Facility Agreement dated February 23, 2011, as amended, between a subsidiary of the Company and Mr. Honig above. The sale and exchange were completed on equivalent terms to other investors purchasing in the private placement.

In July 2014, we sold to Mr. Honig 5,441,175 shares of common stock and warrants to purchase 2,176,469 shares of common stock in private placements for a purchase price of approximately $1.9 million. The sales were completed on equivalent terms to other investors purchasing in the private placements.

In October 2014, we sold to Mr. Honig 535,714 shares of common stock for a purchase price of $0.28 per share, or $150,000 in the aggregate, as part of a private placement involving Levon Resources. The sales were completed on equivalent terms to other investors purchasing in the private placement.

Transactions with Debra Struhsacker

Ms. Struhsacker was a consultant of the Company regarding environmental permitting and other matters from August 2011 until she joined the Company as Corporate Vice President in September 2013. We paid Ms. Struhsacker consulting fees totaling approximately $40,000 in 2011, and approximately $200,000 in 2012, and granted the following options to her in 2012: 400,000 options on March 6 with an exercise price of $0.45, vesting ratably on the grant date and December 31 of 2012, 2013 and 2014; 400,000 options on June 18 with an exercise price of $0.34, vesting ratably on the grant date and December 31 of 2012, 2013 and 2014. Consulting fees and stock awards paid to Ms. Struhsacker in 2013 prior to her election as Corporate Vice President of the Company in September 2013 are reported as all other compensation in the Summary Compensation Table.

Transactions with Alex Morrison

Mr. Morrison receives a consulting fee from the Company for services related to mergers and acquisitions and strategic advice, which services are outside the scope of his duties as a director. For the period from January 1 to September 30, 2014, the amount of consideration was $28,625, and no such fees were paid in fiscal year 2013.

Transactions with Timothy Janke

Prior to his appointment as the Chief Operating Officer of the Company in August 2014, Mr. Janke received consulting fees from the Company during fiscal year 2013 in the amount of $78,075 and during fiscal year 2012 in the amount of $24,920 for services related to mine engineering and operations for the Relief Canyon Mine.

INDEPENDENT PUBLIC ACCOUNTANTS

KBL, LLP has served as our independent registered public accounting firm since 2010. The Company is not submitting to its stockholders for election a principal accountant for the 2014 fiscal year. The Company will evaluate its principal accountant and make a decision in the Company’s best interests. We do not anticipate that representatives of KBL, LLP will be present at the Annual and Special Meeting of Stockholders.

The following table sets out the aggregate fees billed by KBL, LLP for the fiscal years ended December 31, 2013 and 2012 for the categories of fees described.

	Fiscal Year Ended December 31,
	2013	2012
Audit Fees(1)	$67,500	$72,500
Audit Related Fees	1,500	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$69,000	$72,500

(1)	Audit fees include fees for services rendered for the audit of our annual financial statements and reviews of our quarterly financial statements.

OTHER INFORMATION

Stockholder Proposals

There are no proposals by any stockholder which are or could have been included within this Proxy Statement.

The Company will review stockholder proposals intended to be included in the Company’s proxy materials for the 2015 annual meeting of stockholders that are received by the Company at its principal executive offices no later than July 15, 2015 (assuming next year’s annual meeting is held on the same date as this year’s annual meeting). The Company will comply with Rule 14a-8 of the Exchange Act with respect to any proposal that meets its requirements. All stockholder proposals should be submitted to: Pershing Gold Corporation, 1658 Cole Boulevard, Building 6, Suite 210, Lakewood, CO 80401, Attention: Corporate Secretary. We urge you to submit any such proposal by a means which will permit proof of the date of delivery, such as certified mail, return receipt requested.

Householding

The bank, broker or other nominee for any stockholder who is a beneficial owner, but not the record holder, of the Company’s shares may deliver only one copy of the Proxy Statement to multiple stockholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders who wish to receive a separate copy of the Proxy Statement now, or a separate copy of the Notice of Internet Availability or Proxy Statement in the future, should write to us at: Pershing Gold Corporation, 1658 Cole Boulevard, Building No. 6, Suite 210, Lakewood, Colorado 80401, Attention: Corporate Secretary. Beneficial owners sharing an address who are receiving multiple copies of the Proxy Statement and wish to receive a single copy of the Notice of Internet Availability or Proxy Statement in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all stockholders at the shared address in the future.

Furnishing of Proxy Materials

The Proxy Statement is accompanied by a copy of our Annual Report to Stockholders (including financial statements) for the fiscal year ended December 31, 2013 (the “Annual Report”).

OTHER MATTERS

Our management and the Board of Directors know of no other matters to be brought before the Annual and Special Meeting. If other matters are presented properly to the stockholders for action at the Annual and Special Meeting and any postponements and adjournments thereof, it is the intention of the proxy holders named in the proxy to vote in their discretion on all matters on which the common stock represented by such proxy are entitled to vote.

You are urged to complete, sign, date and return your proxy promptly. You may revoke your proxy at any time before it is voted. If you attend the Annual and Special Meeting, as we hope you will, you may vote your shares in person.

By order of the Board of Directors,

/s/ Mindyjo Germann

Mindyjo Germann
Corporate Secretary

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 filed with the Securities and Exchange Commission (including exhibits) will be provided at no charge to any stockholder entitled to vote at the Annual and Special Meeting by first class mail within one business day of receipt of written request to: Pershing Gold Corporation, 1658 Cole Boulevard, Building 6, Suite 210, Lakewood, CO 80401, attention: Corporate Secretary, or by calling: (720) 974-7248.

ANNEX A
TEXT OF CERTIFICATE OF AMENDMENT
(INCREASE AUTHORIZED SHARES)

Text of the proposed amendment to Pershing Gold Corporation’s Amended and Restated Articles of Incorporation:

Section 3.01 of the Amended and Restated Articles of Incorporation, as amended, is amended in its entirety to read as follows:

“Section 3.01 Authorized Capital Stock.  The total number of shares of stock this Corporation is authorized to issue shall be eight hundred fifty million (850,000,000) shares. This stock shall be divided into two classes to be designated as “Common Stock” and “Preferred Stock”.”

Section 3.02 of the Amended and Restated Articles of Incorporation, as amended, is amended in its entirety to read as follows:

“Section 3.02 Common Stock.  The total number of authorized shares of Common Stock shall be eight hundred million (800,000,000) shares with par value of $0.0001 per share.”

ANNEX B
TEXT OF CERTIFICATE OF AMENDMENT
(DECREASE AUTHORIZED SHARES)

Text of the proposed amendment to Pershing Gold Corporation’s Amended and Restated Articles of Incorporation:

Section 3.01 of the Amended and Restated Articles of Incorporation, as amended, is amended in its entirety to read as follows:

“Section 3.01 Authorized Capital Stock.  The total number of shares of stock this Corporation is authorized to issue shall be two hundred fifty million (250,000,000) shares. This stock shall be divided into two classes to be designated as “Common Stock” and “Preferred Stock”.”

Section 3.02 of the Amended and Restated Articles of Incorporation, as amended, is amended in its entirety to read as follows:

“Section 3.02 Common Stock.  The total number of authorized shares of Common Stock shall be two hundred million (200,000,000) shares with par value of $0.0001 per share.”